Exhibit 99.1

PHILLIP C. PECKMAN
10777 W. TWAIN AVENUE
SUITE #115
LAS VEGAS, NEVADA 89135

January 7, 2011

Board of Directors
Shufflemaster, Inc.

Re: Resignation

Gentlemen:

It is with great ambivalence that I announce my resignation as a member of the Board of Directors, and any other positions that I may still hold with Shuffle Master, Inc., effective January 7, 2011.  Since I became a Board member on June 5, 2007, I have worked with many other good people to help guide this company through some very difficult times.  I am very proud of the accomplishments we have made thus far and believe the company is in a much better position.  We have streamlined production, standardized financial reporting, renegotiated long term debt on favorable terms and increased profitability.

On one hand I am saddened to part ways with such a company and such people with whom I have had the privilege to work.  On the other hand, I am excited and eager to commence my transition to other businesses and opportunities.  Some of these opportunities are still confidential but I am very excited about the prospect of continued active participation in the management of successful businesses.

I wish all of you the best.

/s/ Phillip C. Peckman